                                                               Exhibit No. 11(b)

               COMPUTATION FOR FULLY DILUTED EARNINGS PER SHARE
              FOR THE THREE MONTHS ENDED March 31, 1997 AND 1996
                (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)
                                   UNAUDITED
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


                                                        Three Months Ended
                                                             March 31
                                                             --------
                                                         1997        1996
                                                         ----        ----
Common Stock and Common Stock Equivalents
-----------------------------------------
Average number of common shares outstanding
  including shares issuable under stock
  options                                                41.3        37.5
Average number of common shares issuable
  under the Employee Stock Ownership Plan                  --         5.3
                                                           --         ---
Average number of common and common
  equivalent shares outstanding                          41.3        42.8
                                                         ====        ====

Adjustments to Earnings
-----------------------
Net Earnings                                            $45.5       $36.3
Less:
  Increased contribution to the Employee
   Stock Ownership Plan assuming
   conversion of preferred shares to
   common                                                  --         1.5
  Net reduction in tax benefits assuming
   conversion of the Employee Stock
   Ownership Plan preferred shares to
   common                                                  --         0.3
                                                           --         ---

Pro forma earnings available for common shareholders    $45.5       $34.5
----------------------------------------------------    =====       =====


Fully diluted earnings per share of common stock        $1.10       $0.81
------------------------------------------------        =====       =====

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